                                                                   EXHIBIT 10.28

                           ASSET PURCHASE AGREEMENT


        This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of the 31st day of October, 1997, is by and among NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation ("North American"), INDUSTRIAL PIPE FITTINGS, INC., a Texas corporation ("Seller"), and HOUSTON IPF, L.L.C., a Texas limited liability company ("Purchaser").


                             W I T N E S S E T H:
                             --------------------


        WHEREAS, Seller owns and operates a fabrication and distribution business (the "Business") located in Houston, Texas that is conducted under the name of "Industrial Pipe Fittings, Inc.";

        WHEREAS, North American is the sole shareholder of Seller;

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller utilized in connection with the operation of the Business, and Seller and Purchaser desire to set forth the terms and conditions of their agreement;

        NOW THEREFORE, for and in consideration of the premises, and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

        1.  PURCHASE AND SALE.

            1.1 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Seller, at the Closing referred to in Section 12, agrees to grant, sell, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, encumbrances and interests (except as specifically set forth herein), and Purchaser agrees to purchase from Seller, substantially all of the assets of Seller utilized in connection with the Business (collectively, the "Assets"), which Assets shall consist of the following:

                (a) all of Seller's inventory related to its operations (as more completely defined in Section 10, herein referred to as the "Inventory");

                (b) the furniture, fixtures, equipment, machinery (including vehicles, if any), supplies and other tangible personal property owned by Seller in connection with its operations, including, but not limited to, those assets described on SCHEDULE 1.1(B) attached hereto (the "Seller Personal Property");

                (c) all Accounts (as hereinafter defined), as set forth on
     SCHEDULE 1.1(C) attached hereto;

                (d) the goodwill of the business of Seller, together with all benefits naturally incident thereto, including all rights Seller may have to use the name "Industrial Pipe" or "Industrial Pipe Fittings" (the "Goodwill");

                (e) to the extent transferable, (i) all licenses and permits of Seller relating to its operations; (ii) all agreements and contracts to which Seller is a party relating to the its operations, but only to the extent Purchaser has determined in its sole discretion to assume such agreements and contracts, which agreements and contracts are listed on
     SCHEDULE 1.1(E) attached hereto (the "Assigned Contracts"); and (iii) all warranties and guarantees, if any, originally given to Seller relating to all or any portion of any Inventory and Seller Personal Property;

                (f) to the extent they exist and are in Seller's possession, originals or copies of all employee records, customer lists, supplier lists, cost and pricing information, business plans, ad valorem and sales tax records and environmental records used in connection with its operations and the Assets (the "Books and Records");

                (g) all customer lists, supplier lists, patents, trademarks, service marks, licenses, computer software and source codes, inventions, processes, trade secrets, designs, drawings and all other proprietary, technical and other information and intellectual property and all licenses, permits and other rights to use the foregoing, whether patentable or unpatentable, used in connection with the its operations, including that which is set forth on SCHEDULE 1.1(G) attached hereto; provided, however, that the Assets shall not include the computer software and source codes used by North American in connection with Seller's accounting and bookkeeping activities and any notebook computer;

                (h) all right, title and interest of Seller in and to the telephone and facsimile numbers utilized by Seller in connection with its operations, including (713) 645-2858 and (713) 645-1756, as well as any post office box utilized by Seller in connection with the Business; and

                (i) all cash and cash equivalents, utility deposits, trade credits, prepaid items and other amounts, deposits or credits, paid by Seller through the Closing Date (as hereinafter defined) that relate to the its operations, as set forth on SCHEDULE 1.1(I) attached hereto.

Purchaser and Seller agree that SCHEDULES 1.1(C) and 1.1(I) shall be amended by Seller (subject, however, to the approval of Purchaser) at the time of delivery of the Final Closing Date Balance Sheet (as hereinafter defined) to take into consideration changes that occur in the ordinary course of business between the date of the execution of this Agreement and the Closing Date. In addition,
SCHEDULE 1.1(E) may be amended on the Closing Date by Purchaser to take into consideration changes in the selection of agreements and contracts that Purchaser has determined to assume. For purposes hereof, the term "Accounts" shall mean all accounts receivable and notes receivable (except as specifically excluded below) of Seller, whether billed or unbilled.

            1.2 ASSUMED LIABILITIES. Subject to and in accordance with this Agreement, at the Closing, Purchaser will assume all liabilities accruing on or after the Closing Date on the Assigned Contracts, and in addition thereto, shall assume all accounts payable and accrued liabilities accruing prior to the Closing Date, but only to the extent the accounts payable and accrued liabilities are specifically set forth on SCHEDULE 1.2 hereto, as well as all ad valorem taxes (which are currently estimated by Seller to be approximately $1,067.89) accruing with respect to calendar year 1997 and prior to the Closing (collectively, the "Assumed Obligations"). Purchaser and Seller agree that sales tax payable, property tax payable (other than the ad valorem taxes included in the Assumed Obligations), insurance payable, accruals relating to the property at 5717 Hogue Street in Houston, Texas, 401(k) liabilities and employee benefits specifically are not being assumed by Purchaser, and thus will not be included on SCHEDULE 1.2 (the foregoing list not being an exhaustive list of excluded liabilities, but intended to provide only specific examples of excluded liabilities). Purchaser and Seller agree that SCHEDULE 1.2 shall be amended by Seller (subject, however, to approval of Purchaser) at the time of delivery of the Final Closing Date Balance Sheet to take into consideration changes in payables of Seller that occur in the ordinary course of business between the date of the execution of this Agreement and the Closing Date. Such amended
SCHEDULE 1.2 shall take the place of the original schedule, and the accounts payable and accrued liabilities thereon shall constitute a portion of the Assumed Liabilities.


            1.3 EXCLUDED ASSETS AND EXCLUDED LIABILITIES. Purchaser shall not acquire the employment agreements between North American and any of Mark D. Clark, Robert Jones or David Daniels, or the note receivable, account receivable or accrued interest receivable due from Messrs. Clark, Jones or Daniels. Purchaser shall not assume or be subject to, or in any way be liable or responsible for any liabilities or obligations of Seller of any kind or nature, known or unknown, relating to the ownership or operation of the Assets or the Business prior to the Closing, except as specifically provided in Section 1.2.

            1.4 SUBLEASE OF PROPERTY. At the Closing, North American shall sublease to Purchaser the real property described on SCHEDULE 1.4 hereto (the "Leased Premises") owned by David Daniels and leased to North American, which sublease shall be in the form of EXHIBIT 1.4 attached hereto.

        2.  PURCHASE PRICE.

            2.1 PURCHASE PRICE. The purchase price for the Assets (the "Purchase Price") shall be the Adjusted Book Value, as hereinafter defined, for Seller as of the Closing Date. For purposes hereof, Adjusted Book Value of Seller shall mean the book value of the Assets as of the Closing Date, as reflected on the Final Closing Date Balance Sheet, as hereinafter defined, plus $14,111.17, minus the following:

                 (a) the amount of the accounts payable and accrued liabilities included in the Assumed Obligations;

                 (b) $34,065.89 as the excess employment cost for Mr. Clark;

                 (c) prepaid rent adjustment of $800;

                 (d) inventory adjustment of $50,000;

                 (e) an amount (the "Additional Allowance") equal to the
                     difference, if greater than zero, between the actual amount of the outstanding balance of the Accounts Receivable identified on SCHEDULE 2.1(E), as of the date the Final Closing Balance Sheet is delivered, less $11,200; provided, however, that for purposes of the estimated Purchase Price to be paid at the Closing in accordance with Section 2.2 hereof, the adjustment described in this clause (e) shall be equal to $9,964.13;

                 (f) adjustment for ad valorem taxes in the amount of $1,067.89;
                     and

                 (g) adjustment for the non-competition agreements of Messrs.
                     Clark, Daniels and Jones in the amount of $72,333.52.

While the amount as of the Closing Date of the notes receivables and accrued interest owed by Messrs. Clark, Jones and Daniels to Seller is not included in clauses (a) (g) above, it is also not included in the definition of Assets above, and therefore its value is not included within the Adjusted Book Value.

            2.2 DETERMINATION OF AND PAYMENT OF ESTIMATED PURCHASE PRICE. Attached hereto as SCHEDULE 2.2 is a balance sheet of Seller as of September 30, 1997 (the "Estimated Closing Date Balance Sheet"). At the Closing, Purchaser shall pay to Seller by wire transfer an amount equal to the estimated Purchase Price less $50,000 (the "Deferred Portion"), which estimated Purchase Price shall be based upon the book value of the Assets as reflected on the Estimated Closing Date Balance Sheet, as adjusted in the manner described in clauses (a)-
(g) of Section 2.1 above. The parties hereto agree that the estimated Purchase Price, based upon the foregoing as of the date of this Agreement, is $944,957.56.

            2.3 POST CLOSING DETERMINATION OF ACTUAL PURCHASE PRICE. On or before thirty (30) calendar days following the Closing, Seller shall prepare a balance sheet of Seller as of October 31, 1997 (the "Final Closing Date Balance Sheet") and from such Final Closing Date Balance Sheet, the parties hereto shall compute the actual Purchase Price. The Final Closing Date Balance Sheet shall be prepared using accounting principles consistent with those used during prior periods in the preparation of Seller's interim, unaudited financial statements, except as to inventory which shall be determined as provided in Section 10 below. In the event the actual Purchase Price, less the Deferred Portion, is greater than the amount paid to Seller pursuant to Section 2.2 above, Purchaser shall immediately pay to Seller by check the difference between the actual Purchase Price, less the Deferred Portion, and the amount paid pursuant to
Section 2.2 above. In the event the actual Purchase Price, less the Deferred Portion, is less than the amount paid pursuant to Section 2.2 above, Seller shall immediately pay by check to Purchaser the difference between the Purchase Price, less the Deferred Portion, and the amount paid pursuant to Section 2.2 above. Purchaser agrees to make its relevant employees, the Books and Records and the other Assets reasonably available and to cooperate in all other respects in connection with Seller's preparation of the Final Closing Date Balance Sheet.

            2.4 ALLOCATION OF PURCHASE PRICE. The total consideration for the Assets shall be allocated in a manner consistent with SCHEDULE 2.4 attached hereto, and the parties hereto agree to use such allocation for federal and state income tax purposes.

        3. REPRESENTATIONS AND WARRANTIES OF SELLER. North American and Seller, jointly and severally, represent and warrant to and agree with Purchaser that:

            3.1 SELLER'S AND NORTH AMERICAN'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Seller and North American, and no further corporate or shareholder action is necessary with respect to Seller or North American to make this Agreement (or any other agreement contemplated hereby that is to be executed by Seller or North American) a valid and binding obligation of Seller and North American, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by Seller or North American will:

                (a) result in a violation or breach of any term or provision under the Articles of Incorporation or Bylaws or any resolution of the Board of Directors or shareholders of Seller ;

                (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body;

                (c) require any consent, authorization or approval of any person, entity or governmental authority, other than certain consents, authorizations or approvals that have been or will be secured prior to the Closing;

                (d) violate or constitute a default under any note, indenture, mortgage, deed of trust or other material contract, agreement or commitment of Seller or result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Seller and related to its operations; or

                (e) result in the creation or imposition of any lien, charge or encumbrance upon the property of Seller.

            3.2 ORGANIZATION AND EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

            3.3 NO INSURANCE COMPANY REQUESTS. Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Leased Premises.

            3.4  CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on
SCHEDULE 3.4 attached hereto or as disclosed in the Sublease Agreement (as hereafter defined), (a) there are no material defects known to Seller in the foundations, roofs, walls, superstructures, plumbing, air conditioning, refrigeration and heating equipment, electrical wiring, boilers, water heaters or any other portions of any of the Leased Premises, (b) the buildings contained on the Leased Premises are structurally sound, and (c) the Assets, to the extent applicable and other than inventory (as to which the matters in this clause (c) shall not apply), are in good working order, and in a state of good repair with no deferred maintenance, ordinary wear and tear excepted. The Assets, together with the Leased Premises, include all real and personal property and property rights now used for the conduct of the business and operation of the Business in the manner and to the extent as currently being conducted other than certain administrative and accounting services and other than certain computer-related assets described in the proviso of clause 1.1(g) above.

            3.5 NO RESTRICTIVE COVENANTS. To the knowledge of Seller, there are no restrictive covenants, zoning or other similar ordinances, rules, statutes, or governmental laws or regulations being violated by the continued operations of any of the Assets or the Leased Premises .

            3.6 NO CONDEMNATION NOTICES. Seller has received no notice (and has no knowledge) of condemnation or contemplated condemnation proceedings affecting any part of any of the Assets or the Leased Premises.

            3.7 UTILITIES. Seller has sufficient utilities for the Leased Premises for existing improvements thereon, including drainage, water supply, sanitary sewer and sewage treatment capacity.

            3.8 RIGHTS TO ACQUIRE THE ASSETS. Other than Purchaser, no person, firm or entity has any right to acquire any of the Assets or any part thereof, and to the knowledge of Seller, no person, firm or entity has any right to acquire any of the Leased Premises.

            3.9  ENVIRONMENTAL MATTERS.

                 (a) DEFINITIONS. For the purposes of this Agreement, unless the context otherwise specifies or requires, the following terms shall have the meaning herein specified:

                      (i) "Governmental Requirements" shall mean all laws, ordinances, rules and regulations of the United States, the State, the County, the city, or any other political subdivision, agency, or instrumentality exercising jurisdiction over Seller, or the Leased Premises described on SCHEDULE 1.4, which laws, ordinances, rules and regulations are applicable to Seller or the Leased Premises, including, without limitation, the Resource Conservation and Recovery Act of 1976 (42 U.S.C.
     Section 6901 et seq.) ("RCRA"), as amended from time to time, and the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, the Texas Natural Resource Code, the Texas Water Code, the Texas Solid Water Disposal Act, and the Texas Hazardous Substances Spill Prevention and Control Act.

                      (ii) "Hazardous Materials" shall mean (1) any "hazardous waste" as defined by RCRA, and regulations promulgated thereunder; (2) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (3) asbestos; (4) polychlorinated biphenyls; (5) underground storage tanks, whether empty, filled or partially filled with any substance, (6) any substance the presence of which on the Leased Premises is prohibited by any Governmental Requirements; and (7) any other substance which by any Governmental Requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal.

                      (iii) "Hazardous Materials Contamination" shall mean any presently existing contamination of the facilities, soil, groundwater, air or other elements on or of the Leased Premises by Hazardous Materials, or any contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials emanating from the Leased Premises before the date of this Agreement.

                 (b) HAZARDOUS MATERIALS WARRANTIES. Seller hereby represents and warrants that except as set forth on SCHEDULE 3.9 attached hereto:

                      (i) To the knowledge of Seller, no Hazardous Materials are located on the Leased Premises;

                      (ii) To the knowledge of Seller, neither Seller nor any other person has caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, under or at the Leased Premises or any part thereof;

                      (iii) Neither Seller nor any person known to Seller has used the Leased Premises at any time for the disposal, storage, treatment, processing or other handling of Hazardous Materials, nor to Seller's knowledge, information or belief is any part of the Leased Premises affected by any Hazardous Materials Contamination;

                      (iv) To the knowledge of Seller, no property adjoining the Leased Premises is being used or has ever been used at any previous time for the disposal, storage, treatment, processing or other handling of Hazardous Materials nor, to the knowledge of Seller, is any other property adjoining the Leased Premises affected by Hazardous Materials Contamination;

                      (v) To the knowledge of Seller, no investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated or in existence with respect to the Leased Premises. To the knowledge of Seller, the Leased Premises is not currently on, and has never been on, any federal or state "Superfund" or "Superlien" list; and

                      (vi) Seller does not use any Hazardous Materials in any of its processes.

            3.10 FINANCIAL STATEMENTS. Seller has previously delivered financial statements (including income statements and balance sheets) with respect to Seller at and for the years ended December 31, 1995 and 1996 and the nine month period ended September 30, 1997. The year-end financial statements have been prepared in the ordinary course of business in conformity with generally accepted accounting principles consistently applied by Seller throughout the periods indicated, and the interim financial statements have been prepared in the ordinary course of business in conformity with the principles customarily applied by Seller in connection with the preparation of its interim internally prepared financial statements, consistently applied throughout the period indicated. All such financial statements present fairly, in all material respects, the financial position of Seller as of the date of such financial statements and the results of the operations of Seller for the period then ended.

            3.11 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, (a) there has not been any event or condition of any character affecting Seller that has or might reasonably be expected to have a material adverse effect on the financial condition, business, assets or prospects of the Business, and (b) Seller has operated only in the ordinary course of business.

             3.12 TAXES. Within the times and in the manner prescribed by law, Seller has filed all federal, state, local and foreign tax returns with respect to the Assets and its operations and has paid all taxes, assessments and penalties due and payable with respect to the Assets. All ad valorem tax liabilities related to the Assets have been discharged except those not yet due and payable. There are no present disputes as to taxes of any nature payable by Seller with respect to the Assets nor any tax liens whether existing or inchoate with respect to the Assets.

             3.13 TITLE TO ASSETS. Other than liens, security interests and encumbrances that will have been removed or released at or before the Closing, Seller has good and marketable title to the Assets, is in possession of all of the Assets, and will convey the Assets to Purchaser, free and clear of all liens, claims, security interests and encumbrances other than under the Assumed Obligations. Such Assets are located on the Leased Premises.

            3.14 COMPLIANCE WITH LAWS. Seller has fully complied and is in full compliance in all material respects with all applicable federal, state and local laws, regulations and ordinances.

            3.15 LITIGATION. Except as described on SCHEDULE 3.15, there are no claims, actions, suits, proceedings or investigations pending, or, to the best knowledge of Seller, threatened against Seller or its assets or properties, at law or in equity or before any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

            3.16 INVENTORIES. The value at which the Inventory is reflected on the Balance Sheet has been computed at actual cost and has been determined in accordance with generally accepted accounting principles consistent with those applied in prior periods. Notwithstanding the foregoing or any other representation or warranty of North American or Seller in this Agreement, neither Purchaser nor any party claiming through it shall have a claim against Seller or North American regarding inventory unless and only to the extent that such claim exceeds, in the aggregate with all other claims as to inventory, $50,000 .

            3.17 AGREEMENTS. SCHEDULE 3.17 attached hereto contains a list and brief description of all contracts, and agreements related to any of the Assets or the Business and to which Seller is a party or by which Seller or the Assets are bound, other the Assigned Contracts. Except as set forth on SCHEDULE 1.1(E), each of the Assigned Contracts can be assigned without consent. Each of the Assigned Contracts is valid and binding and in full force and effect and the parties thereto are not in default thereunder.

            3.18 ACCOUNTS PAYABLE, ACCRUED LIABILITIES AND ACCRUED PAYROLL. Attached hereto as SCHEDULE 1.2 is a list and description of all accounts payable, accrued liabilities and accrued payroll owed by the Seller at September 30, 1997 with respect to Seller. All of the accounts payable, accrued liabilities and accrued payroll reflected on SCHEDULE 1.2 are, and those arising from October 1, 1997 through the Closing Date, will represent bona fide accounts payable to others arising in the ordinary course of business and in a manner consistent with the past practices of Seller. The Purchaser will not assume any accounts payable, accrued liabilities or accrued payroll of the Seller, except as set forth on SCHEDULE 1.2 attached hereto (as that Schedule may be amended as contemplated in Section 1.2 hereof).

            3.19 EMPLOYEE BENEFIT PLANS. Except as set forth on SCHEDULE 3.19 attached hereto, there are no employee benefit plans (within the meaning of
 ERISA Section 3(3)) and any other pension, profit sharing, savings, bonus, incentive, option, insurance, welfare, stock purchase, stock option, fringe benefit or other employee benefit, deferred compensation or funding plan or arrangement maintained by Seller or to which Seller contributes or is required to contribute.

            3.20 LABOR MATTERS. Seller is not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been made with or by any labor union or association. Seller is in compliance in all material respects with all federal, state and other laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. Except as set forth on
SCHEDULE 3.20, Seller has no knowledge of any pending or threatened worker's compensation claims against Seller.

            3.21 PERSONAL PROPERTY. Attached hereto as SCHEDULE 1.1(B) is a list of all furniture, fixtures, equipment, machinery (including vehicles), supplies and other tangible personal property utilized by the Seller in connection with its operations.

            3.22 INTELLECTUAL PROPERTY. Attached hereto as SCHEDULE 1.1(G) is a list of all Intellectual Property utilized by Seller in connection with its operations.

            3.23 ACCOUNTS RECEIVABLE. The Accounts, less the reserve for bad debt included in the Final Closing Date Balance Sheet and the additional reserve described in Section 2.1(e), are collectible in the ordinary course of business.

            3.24 MISCELLANEOUS. Other than Purchaser, no person, firm or entity has any right to acquire any of the Assets. All agreements, reports and other documents furnished by Seller to Purchaser are true, accurate and complete copies of the agreements, reports and other documents they purport to be.

        4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to and agrees with Seller that:

            4.1 PURCHASER'S AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly executed and delivered by Purchaser, and no further corporate action is necessary with respect to Purchaser to make this Agreement (or any other agreement contemplated hereby, including without limitation the Note and the Bill of Sale, Assignment and Assumption Agreement that is to be executed by Purchaser) a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by Purchaser will result in a violation or breach of any term or provision under the Articles of Organization or Regulations or any resolution of the Board of Directors or shareholders of Purchaser or constitute a default or breach of, or accelerate the performance required under, or require the consent of any person or entity under any indenture, mortgage, deed of trust or other contract or agreement to which Purchaser is a party or by which it or any of its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body. Upon its execution and delivery by Drew Berkman at the Closing, the Guaranty Agreement will be a valid and binding obligation of Mr. Berkman, enforceable in accordance with its terms.

            4.2 ORGANIZATION AND EXISTENCE. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power to carry on its business as now conducted and to enter into and perform this Agreement.

        5.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            5.1 NATURE OF STATEMENTS. All statements contained in any Schedule hereto or in any supplemental Schedule or in any certificate or other document executed in connection with these transactions delivered by or on behalf of Seller or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser, as the case may be.

            5.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto shall survive the Closing and for a period of three years thereafter.

        6.  COVENANTS OF SELLER.  Seller covenants with Purchaser that:

            6.1 AGREEMENT CONCERNING EMPLOYEES. Except for the individuals which Purchaser chooses not to hire, retain or employ (the individuals Purchaser does not intend to hire, retain or employ to include, among others, Tim Tarrillion, Judith Shields and David Daniels), without the consent of Purchaser, each of North American and Seller agree that during the two-year period commencing on the Closing Date, it will not directly or indirectly, through a subsidiary, affiliate or otherwise, hire, retain, employ or otherwise provide compensation for or to any employee of Seller if such action will result in the employee terminating his then existing employment with Purchaser.

            6.2 EMPLOYEES. On the Closing Date, Seller shall terminate all personnel employed by Seller (other than Tim Tarrillion, Judith Shields and David Daniels) and Seller will bear the cost of the termination of any such employees. SCHEDULE 6.2 contains a complete and accurate schedule of the names of all persons employed by Seller in connection with the Business and the current rates of compensation paid by Seller to such persons. Seller will pay, on or before the Closing Date, all outstanding liability for the payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses or any other compensation with respect to all persons employed by Seller prior to the Closing Date (other than wages and salaries with respect to such persons not yet due and payable, which will be paid not later than November 14, 1997). Purchaser shall assume no liability, obligation or responsibility under any bonus, life insurance, health insurance, or other plan whereby Seller provides benefits for any of the employees or their beneficiaries, and Purchaser shall be permitted, but not obligated, to hire any of the employees of Seller.

            6.3 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Seller will use its best efforts to operate the Assets and the Leased Premises only in the ordinary course of business and consistent with past practices of Seller. Seller shall use its best efforts to preserve its business and the goodwill of its customers, suppliers and others with whom it has business relationships.

            6.4 ACCESS TO INFORMATION. From the date hereof until the Closing or the earlier termination of this Agreement, Seller will permit Purchaser and Purchaser's agents and representatives, at Purchaser's risk and during regular business hours, to enter upon and inspect the Assets and the Leased Premises, including, without limitation, all equipment, systems, furniture and fixtures forming a part thereof, so long as such entry and inspection provides minimal interference with the operations of Seller, and to review financial statements, books and records and contracts of Seller.

            6.5 NO TAX DUE CERTIFICATE. Promptly after the Closing, Seller will order a certificate from the Comptroller of the State of Texas as to no sales taxes being due and unpaid by Seller, and Seller will deliver such certificate to Purchaser as soon thereafter as practicable.

            6.6  CHANGE OF NAME.  At Closing, Seller agrees to provide
Purchaser with a fully executed and duly authorized Articles of Amendment to its Articles of Incorporation, such amendment changing the name of Seller so as not to include "Industrial Pipe Fittings" or any portion thereof. Seller shall also provide Purchaser with a check payable to the Secretary of State in the amount of $160.00 as the filing fee therefor. Purchaser agrees that it will promptly file such Articles of Amendment with the Secretary of State of the State of Texas and promptly deliver to Seller the Articles of Amendment stamped "filed" by the Secretary of State of Texas.

            6.7 TAIL INSURANCE. At Closing, Seller agrees to provide to Purchaser with a current and valid one year policy of products liability tail insurance, with a $5,000 deductible per occurrence, which policy must be in form and substance acceptable to Purchaser and will show Purchaser as a loss payee. In the event any claims have been filed against Seller during the one year period following the Closing that would come within the items to be covered under such policy for more than $5,000 in the aggregate, Seller agrees to renew such policy for an additional one year period.

            6.8 LITIGATION. Seller agrees that it will take full responsibility for and defend the litigation set forth on Exhibit 3.15 (as well as any other litigation against Seller related to the ownership of the Assets or the operation of the Business prior to the Closing) and any worker's compensation claims asserted against Seller. In connection therewith, Purchaser agrees to cooperate reasonably with Seller by providing reasonable access to the Books and Records and by making its relevant employees reasonably available to Seller, so long as such cooperation does not result in a material hardship or material cost to Purchaser. Seller agrees in connection therewith to minimize any time such employees must be away from their job, and to pay any out-of-pocket costs associated therewith.

            6.9 ACCOUNTING ASSISTANCE. Seller agrees that, for a period of up to thirty (30) days following the Closing, at the request of and at no additional cost to Purchaser (other than reasonable, documented out-of-pocket cost incurred by Seller, all of which will be promptly paid by Purchaser), Seller will continue to maintain the accounts receivable and accounts payable ledgers of the Business (based on information delivered to it by Purchaser) as conducted by Purchaser and will provide reasonable cooperation to Purchaser in connection with Purchaser's creation of an accounting system relating to the Business.

        7. COVENANT OF PURCHASER. At Closing, Purchaser agrees to deliver to Seller a promissory note (the "Promissory Note") in the form of EXHIBIT 7-1 hereto in the amount of the Deferred Portion. The Promissory Note shall be guaranteed by Drew Berkman pursuant to a guaranty agreement (the "Guaranty Agreement") in the form of EXHIBIT 7-2. Purchaser shall be permitted to set off from the Promissory Note any accrued, but unpaid indemnification obligations of Seller and/or North American under Section 17 below. In addition, at such six-month anniversary date, Purchaser shall pay to Seller an amount equal to the difference, if greater than zero, of the amount of all Accounts collected on or before such six-month anniversary date and the amount of the Accounts as of October 31, 1997, as set out on the Final Closing Balance Sheet (net of the deduction for reserves, which reserves the parties agree shall be $11,200); provided, however, that in no event shall Purchaser be required to pay more than the Additional Allowance (as defined in SECTION 2.1(E) as a result of the provisions of this sentence. Purchase agrees to use reasonable efforts to collect, on or before such six-month anniversary date, all of the Accounts; provided, however, Purchaser shall have no obligation to commence litigation against any such account debtors. All right, title and interest in and to such Accounts that are not collected in full on or before such six-month anniversary date shall be re-conveyed to Seller or its nominee at the six-month anniversary date, and all records related thereto shall be promptly delivered to Seller. In the event the total dollar amount of Accounts collected by Purchaser (without regard to the Accounts described on SCHEDULE 2.1(E)) as of the six-month anniversary date is less than the amount of the Accounts reflected on the Final Closing Date Balance Sheet (net of both the $11,200 reserve to be set forth thereon as provided in this Section 7 and the Additional Allowance), such amount being referred to herein as the "Account Deficiency", Purchaser shall set off from the Promissory Note the amount of the Account Deficiency. Such set off shall be in furtherance of the set off of accrued and unpaid indemnification obligations provided for herein and not in addition thereto.

        8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser under this Agreement are subject to the fulfillment of each of the following conditions:

            8.1 REPRESENTATIONS AND WARRANTIES. Seller's representations and warranties contained in this Agreement shall be true in all material respects at the time of Closing, and all obligations and agreements required by this Agreement to be performed by Seller shall have been performed in all material respects.

            8.2 SUBLEASE AGREEMENT. North American shall have entered into the Sublease of the Leased Premises with Purchaser in the form attached hereto as
EXHIBIT 1.4.

            8.3 NON-COMPETITION AGREEMENT. Seller and North American shall have entered into the Non-Competition Agreement (the "Non-Competition Agreement") with Purchaser in the form attached hereto as EXHIBIT 8.3.

            8.4 TERMINATION IF CONDITIONS PRECEDENT NOT SATISFACTORY OR WAIVED. Each of the conditions precedent to performance of Purchaser's obligations hereunder shall be satisfied. If, in the exercise of its reasonable discretion, Purchaser believes that all conditions precedent hereunder have not been satisfied, Purchaser shall provide written notice to Seller at least three (3) business days prior to the Closing of those conditions precedent to the performance of Purchaser's obligations hereunder which Purchaser believes have not been satisfied, along with the reasons therefor. If any of the conditions precedent to the performance of Purchaser's obligations hereunder have not been satisfied within the time period required therefor or duly waived in writing by Purchaser, then Purchaser may, by written notice delivered to the Seller, terminate this Agreement. If Purchaser does not timely elect to terminate this Agreement, Purchaser shall be deemed to have waived any such condition precedent. Notwithstanding the foregoing, the waiver provisions contained herein shall not apply to agreements to be executed and delivered at the Closing.

        9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. All obligations of Seller under this Agreement are subject to the fulfillment of each of the following conditions:

            9.1 REPRESENTATIONS AND WARRANTIES. Purchaser's representations and warranties contained in this Agreement shall be true in all material respects at the time of

Closing, and all obligations and agreements required by this Agreement to be performed by Purchaser shall have been performed in all material respects.

            9.2 SUBLEASE AGREEMENT. Purchaser shall have entered into the sublease of the Leased Premises with North American in the form attached hereto as EXHIBIT 1.4.

            9.3  NON-COMPETITION AGREEMENT.   Each of North American and Seller
shall have entered into a Non-competition Agreement with Purchaser in the form attached hereto as EXHIBIT 8.3.

            9.4  TERMINATION IF CONDITIONS PRECEDENT NOT SATISFACTORY OR
WAIVED. Each of the conditions precedent to performance of Seller's obligations hereunder shall be satisfied. If, in the exercise of its reasonable discretion, Seller believes that all conditions precedent hereunder have not been satisfied, Seller shall provide written notice to Purchaser at least three (3) business days prior to the Closing of those conditions precedent to the performance of Seller's obligations hereunder which Seller believes have not been satisfied, along with the reasons therefor. If any of the conditions precedent to the performance of Seller's obligations hereunder have not been satisfied within the time period required therefor or duly waived in writing by Seller, then Seller may, by written notice delivered to Purchaser, terminate this Agreement. If Seller does not timely elect to terminate this Agreement, Seller shall be deemed to have waived any such condition precedent. Notwithstanding the foregoing, the waiver provisions contained herein shall not apply to agreements to be executed and delivered at the Closing.

            9.5 CONFIDENTIALITY AND RETURN OF INFORMATION. With respect to information concerning North American, Seller, their assets, liabilities, operations or business, or the transactions proposed by this Agreement that is made available to Purchaser or its affiliates or assigns, Purchaser agrees that in the event the transaction contemplated hereby does not close, it shall hold such information in strict confidence, shall not make further use of such information (any prior use having been limited to evaluating the transactions proposed hereby) and shall not further disseminate or disclose any of such information (any prior disclosure having been only to its directors, officers, employees, shareholders, affiliates, agents and representatives who needed to know such information for the sole purpose of evaluating the transaction proposed hereby and each of whom were informed by Purchaser in writing to treat such information confidentially) and shall not use (or permit any of its directors, officers, employees, shareholders, affiliates, agents or representatives to use) such information to the detriment of North American or Seller, their directors, officers, employees or shareholders. If this Agreement is terminated without consummation of a purchase transaction involving the parties hereto, Purchaser shall immediately return all such information, all copies thereof and all information prepared by Purchaser based upon the same, upon North American's request. The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Purchaser from a third party entitled to disclose it; (ii) becomes known publicly other than through Purchaser or any party who received the same through Purchaser; (iii) is required by law or court order to be disclosed by Purchaser; or (iv) is disclosed with the express prior written consent thereto of North American. Purchaser shall undertake all reasonable steps to ensure that the secrecy and confidentially of such information will be maintained in accordance with the provisions of this Section 9.5.

        10. TAKING OF INVENTORY. Beginning Saturday, November 1, 1997, Seller and Purchaser shall jointly take an inventory of the Assets consisting of the items sellable in the ordinary course of business of the Business (including all of the inventory subject to the inventory adjustment set forth in Section 2.1(d) above, collectively, the "Inventory"), such inventory to be priced at Seller's cost in accordance with the normal methods and practices of Seller. The parties agree to use reasonable efforts to have the inventory count completed within two business days after the Closing. Purchaser agrees to make the Leased Premises and Purchaser's relevant employees reasonably available for such inventory procedures. Each party shall pay its own cost incurred in connection therewith.

        11. INTERVIEW OF EMPLOYEES. Beginning on the date of this Agreement, Purchaser shall be permitted to interview the employees of Seller.

        12. THE CLOSING. Seller and Purchaser hereby agree to consummate the closing of the sale and purchase of the Assets (the "Closing") at the offices of Boyar, Simon & Miller, 4265 San Felipe, Suite 1200, Houston, Texas 77027 (or such other place as Purchaser and Seller so determine) at 10:00 a.m. on October 31, 1997 (the "Closing Date"). The effective time and date of the Closing shall be the close of business on October 31, 1997 (the "Effective Date"). At the Closing, the following shall occur:

            12.1 DELIVERY OF PURCHASE PRICE. Purchaser shall deliver to Seller's account a wire transfer in the amount of the estimated Purchase Price, less the Deferred Portion, as contemplated by Section 2.2 above. In addition, Purchaser shall deliver to North American, in the form of one or more cashier's checks or other method of payment acceptable to North American, the amount of $10,000 as consideration for entering into the Non-Competition Agreement referred to in Section 12.4 hereof.

            12.2 BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller and Purchaser shall execute a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as EXHIBIT 12.2, (a) conveying good and marketable title to the Assets to Purchaser free and clear of all liens, claims, encumbrances and interests, (b) assigning to Purchaser all of Seller's rights in the Assigned Contracts, and (c) effecting the assumption by Purchaser of the Assigned Contracts, and the Assumed Obligations.

            12.3 SUBLEASE AGREEMENT. North American and Purchaser shall execute and deliver to each other the Sublease Agreement.

            12.4 NON-COMPETITION AGREEMENT. North American and Seller shall execute and deliver to Purchaser the Non-Competition Agreement in the form attached hereto as EXHIBIT 8.3.

            12.5 PROMISSORY NOTE AND GUARANTY AGREEMENT. Purchaser shall deliver to Seller the executed Promissory Note in the form of EXHIBIT 7-1 and the executed Guaranty Agreement in the form of EXHIBIT 7-2.

            12.6 RECORDS. To the extent not previously delivered to Purchaser, Seller shall deliver to Purchaser the Books and Records; provided, however, that Seller may retain a copy of the Books and Records, and Purchaser agrees to provide, at the sole cost and expense of Seller, access to the Books and Records after the Closing for any proper purpose. The parties acknowledge that the Books and Records do not constitute all of the books and records that may be relevant to Purchaser, and Seller agrees to provide, at the sole cost and expense of Purchaser, access to such other books and records related to the Business after the Closing for any proper purpose.

            12.7 APPORTIONMENT. All ad valorem taxes shall be prorated through the date of Closing, with such prorations based on tax rates and assessments for the calendar year during which the Closing occurs unless such rates and assessments are unavailable, in which event such prorations shall be made based on the rates and assessments for the prior year. At the Closing, Purchaser agrees to assume Seller's pro rated portion of the ad valorem taxes, and Seller's share of ad valorem taxes shall be off set from the payments to be made at the Closing.

        13. DEFAULTS AND REMEDIES.

            13.1 DEFAULT BY SELLER. If Seller fails to perform or abide by any of the Seller's obligations or covenants set forth in this Agreement for any reason other than (i) the termination of this Agreement by the Seller or the Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or (ii) Purchaser's failure to perform Purchaser's obligations under this Agreement, or if any of Sellers's representations or warranties set forth in Section 3 hereof are materially inaccurate or materially untrue, then Purchaser, as Purchaser's sole and exclusive remedy, shall have the right:

                  (a) To terminate this Agreement by giving written notice thereof to Seller, and neither Purchaser nor Seller shall have any further rights or obligations hereunder other than as provided in
        Section 9.5 hereof; or

                  (b) To pursue all other remedies available in law or at equity, including, without limitation, the right to enforce specific performance of the obligations of Seller under this Agreement.

            13.2 DEFAULT BY PURCHASER. If Purchaser fails to perform any of Purchaser's obligations at the Closing for any reason other than (i) the termination of this Agreement by Seller or Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or (ii) Seller's failure to perform Seller's obligations under this Agreement, or if any of Purchaser's representations or warranties set forth in Section 4 hereof are inaccurate or materially untrue, then Seller, as Seller's sole and exclusive remedy, shall have the right:

                  (a) To terminate this Agreement by giving written notice thereof to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder; or

                   (b) To pursue all other remedies available in law or at equity, including, without limitation, the right to enforce specific performance of the obligations of Purchaser under this Agreement.

        14. FURTHER ACTS. Each of Purchaser and Seller covenants and agrees that, from time to time on and after the Closing Date, at the request and expense of the other party, it will execute and deliver all consummatory bills of sale, assignments and other documents that may reasonably be required to confirm and assure Purchaser of its title and interest in the entirety of the Assets and the completion of the other transactions contemplated hereby.

        15. POSSESSION. At the Closing, Seller shall be obligated to deliver to Purchaser at the Leased Premises all tangible items constituting the Assets.

        16. EXPENSES AND COMMISSIONS. Each of Seller and Purchaser will pay their own expenses incident to the transaction contemplated by this Agreement, whether or not such transaction is consummated. Purchaser and Seller each represent to the other that there are no agents or brokers entitled to a commission in connection with this purchase and sale of the Assets. Seller hereby agrees to pay all such commissions and to indemnify and hold harmless Purchaser against any and all claims of any agent, broker, finder or similar party claiming through Seller, and Purchaser hereby agrees to indemnify and hold harmless Seller against any and all claims of any agent, broker, finder, or other similar party claiming through Purchaser.

        17. INDEMNIFICATION.

            17.1 INDEMNIFICATION OF PURCHASER. Seller and North American, jointly and severally, hereby agree to indemnify Purchaser against and agrees to defend and hold Purchaser harmless from all fees, charges, fines, penalties, losses, expenses, (including reasonable attorneys' fees and costs of litigation), claims, demands, liabilities, causes of action and suits of any nature whatsoever, arising out of (i) the ownership or operation of the Business and the Assets prior to the Closing Date (other than with respect to the Assumed Liabilities and any other obligation or liability expressly assumed by Purchaser pursuant to this Agreement), including any claims made relating to products sold by Seller prior to the Closing Date, even though the claims or the alleged damages occurred on or after the Closing Date; (ii) any and all activities related to Seller or the ownership or operation of the Business and the Assets prior to the Closing Date; (iii) any debts, obligations or liabilities of the Seller (including, but not limited to any state sales tax liability) that are not specifically assumed by Purchaser in accordance with the terms hereof; (iv) any breach or default in a representation, warranty or covenant made by Seller herein or in any certificate or writing furnished pursuant hereto; and (v) any liability or claim arising out of a transaction or undertaking by Seller in violation of this Agreement. Upon notice to Seller of a valid claim by Purchaser pursuant to this Section 17 and the failure of Seller to pay such valid claim within thirty (30) days following such notice, Purchaser shall be permitted to offset such claim against the Promissory Note; however, if it is ultimately determined in a court of competent jurisdiction that Purchaser's claim was not valid, Seller shall be entitled to interest on the offset portion and payment by Purchaser of attorney's fees incurred by Seller in connection with any litigation arising out of such offset.

            17.2 INDEMNIFICATION OF SELLER. Purchaser hereby agrees to indemnify Seller against and agrees to defend and hold Seller harmless from all fees, charges, fines, penalties, losses, expenses, (including reasonable attorneys' fees and costs of litigation), claims, demands, liabilities, causes of action and suits of any nature whatsoever, arising out of (i) the ownership or operation of the Business and the Assets after the Closing Date; (ii) any and all activities related to Purchaser or the ownership or operation of the Business and the Assets after the Closing Date; (iii) any of the Assumed Obligations; (iv) any breach or default in a representation, warranty or covenant made by Purchaser herein or in any certificate or writing furnished pursuant hereto; and (v) any liability or claim arising out of a transaction or undertaking by Purchaser in violation of this Agreement.

        18. MISCELLANEOUS.

            18.1 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid to the following:

  If to Seller, to:        Tim Tarrillion, Chairman
                           North American Technologies Group, Inc.
                           4710 Bellaire Boulevard, Suite 301
                           Bellaire, Texas 77401

  With a copy to:          Theodore J. Lee, Attorney at Law
                           3104 Edloe, Suite 204
                           Houston, Texas 77027

  If to Purchaser, to:     Drew Berkman
                           3355 West Alabama, Suite 840
                           Houston, Texas  77098


  With a copy to:          Gary W. Miller
                           Boyar, Simon & Miller
                           4265 San Felipe, Suite 1200
                           Houston, Texas 77027


or to such other address as shall be given in writing by any party to the others. If sent by U. S. mail in accordance with this Section 18.1, such notices shall be deemed given and received on the earlier to occur of (a) actual receipt at the above specified address of the mailed addressee, or (b) the third
(3rd) business day after deposit with the U.S. Postal Service in the manner herein provided. Notices delivered by any other means shall be deemed given and received upon actual receipt of the above specified address of the addressee.

            18.2 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal legal representatives, successors and permitted assigns.

            18.3 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) is the entire agreement among the parties hereto regarding the subject matter dealt with herein and supersedes all prior agreements and understandings whether written or oral.

            18.4 SCHEDULES AND EXHIBITS. All schedules and exhibits attached to and referenced in this Agreement are incorporated in this Agreement and made a part hereof.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.


                         NORTH AMERICAN:
                         --------------

                         NORTH AMERICAN TECHNOLOGIES
                         GROUP, INC.


                         By:_______________________________
                            Tim Tarrillion, President



                         SELLER:
                         -------

                         INDUSTRIAL PIPE FITTINGS, INC.


                         By:_______________________________
                            Tim Tarrillion, Executive Vice
                             President



                         PURCHASER:
                         ---------


                         HOUSTON IPF, L.L.C.


                         By:_______________________________
                            Drew Berkman, President

SCHEDULES AND EXHIBITS:
----------------------

Schedule 1.1(b)       Seller Personal Property
---------------
Schedule 1.1(c)       Accounts Receivable
---------------
Schedule 1.1(e)       Assigned Contracts
---------------
Schedule 1.1(g)       Intellectual Property
---------------
Schedule 1.1(i)       Prepaid Items
---------------
Schedule 1.2          Assumed Obligations
------------
Schedule 1.4          Leased Premises
------------
Schedule 2.1(e)       Accounts Constituting Additional Reserve
---------------
Schedule 2.2          September 30, 1997 Balance Sheet
------------
Schedule 2.4          Allocation of Purchase Price
------------
Schedule 3.4          Adequacy of Assets
------------
Schedule 3.9          Environmental Schedule
------------
Schedule 3.15         Litigation
-------------
Schedule 3.17         Agreements other than Assigned Contracts
-------------
Schedule 3.19         Employee Benefit Plans
-------------
Schedule 3.20         Worker's Compensation Claims
-------------
Schedule 6.2          Employees
------------


Exhibit 1.4           Sublease Agreement
-----------
Exhibit 7-1           Promissory Note
-----------
Exhibit 7-2           Guaranty Agreement
-----------
Exhibit 8.3           Non-Competition Agreement--North American and Seller
-----------
Exhibit 12.2          Bill of Sale, Assignment and Assumption Agreement
------------